Effective September 27, 2013

SUPPLEMENTAL AGREEMENT
TO THE AGREEMENT

BETWEEN

KAVSAR GENERAL TRADING FZE

and

DWM PETROLEUM AG

Relating to the sale and purchase of
65% of the issued share capital
of Energy Partners Austria

THIS SUPPLEMENTAL AGREEMENT ("Agreement") is made effective as of September 27, 2013

BETWEEN:

(1) **KAVSAR GENERAL TRADING FZE** a company organised under the laws of The UAE whose registered office is at Hamriyah Free Zone, P.O. Box No 51393, Sharjah, UAE (hereinafter referred to as "**Kavsar**"); and

(2) **DWM PETROLEUM AG,** a company registered in Switzerland, having its registered office at Bahnofstrasse 9, Baar, Switzerland (hereinafter referred to as "**DWM**").

BACKGROUND:

A. Energy Partners Austria GmbH, a company registered in Austria (hereinafter "EPA") is the legal and beneficial owner of 57.42% shares in Petroleum Sugd, a joint venture with limited liability incorporated under the laws of Tajikistan (hereinafter "PS"), and the remaining 42.58% shares in PS are held by Sugdneftugas, state oil company of Tajikistan (hereinafter "SNG") .

B. PS is legal owner of rights in licences and geological allotments for the fields identified in the Schedule A hereof.

C. Parties are parties to a Share Purchase Agreement dated December 31, 2012 (hereinafter "SPA"), pursuant to which DWM had agreed to purchase 80% shares in TF Petroleum AG, a Swiss company (hereinafter "TF") after Kavsar would have first purchased the remaining 42.58% shares in PS from SNG and then transferred 100% shares of PS in TF.

D. As of September 27, 2013, DWM had paid an amount of US$ 10.1 million as part of the purchase price under the SPA. However, when DWM did not pay the remaining purchase price under the SPA as of September 27, 2013, the SPA was automatically reduced in scope to the extent of its Article 3.4.2 which entails that Kavsar is only required to transfer 65% shares of EPA to DWM, subject to a payment of US$ 2 million by DWM.

NOW THEREFORE, KAVSAR AND DWM AGREE as follows:

1. Kavsar and DWM shall take following actions pursuing the intent of Article 3.4.2:

   a. Kavsar shall transfer all shares of TF Petroleum including the assets for zero consideration to DWM within 10 business days. DWM will waive US$ 100,000 (one hundred thousand) from the prepayment, as mentioned in Recital (D) above.

b. Both parties shall enter into a notary act with the notary governing the transaction which entails the transfer of 65% of the shares of EPA to TF by Kavsar, on the conditions described below.

   Within ten (10) days of entering into the notary act, TF shall pay USD 2 million to the notary via bank transfer in notary's bank account.

   After the notary has received certification that EPA is free of liabilities from BDO pursuant to sub clause (d) below, the notary shall complete the notary act by implementing the registration of new ownership of EPA (TF 65% and Kavsar 35%) and releasing USD 2 million to Kavsar. If required, Tajik Government approval for the registration of the new ownership of EPA (TF 65%; and Kavsar 35%) shall be obtained. EPA has obtained a legal opinion from an independent lawyer (attached as Schedule B hereof), which concludes that such approval is not necessary.

c. Kavsar shall undertake the capital restructuring of EPA as soon as the regulatory approval required under the SPA for the transaction envisaged by this Agreement has been obtained. DWM shall grant a loan of Euro 50,000 to EPA, as soon as the aforementioned regulatory approval (TSX and SEC) is obtained. The terms of the loan agreement will be outlined in a separate agreement between EPA and TF.

d. After the capital restructuring of EPA is completed, Kavsar shall have BDO, an independent reputable accounting firm, certify that EPA is free of liabilities, debt or any other obligations of legal or financial nature, within 60 days of receiving 2013 financial statements of EPA as well as the pro-forma Quarter 1 2014 financial statement. Costs for obtaining this certification shall be borne by DWM.

e. In case, BDO does not provide the certification as mentioned above, US$ 2 million shall be returned by notary to TF immediately thereafter.

f. In case, TF fails to pay USD 2 million to the notary within ten (10) days of entering into the notary act or BDO does not provide the certification as required by this Agreement, then the transaction envisaged by this Agreement shall not be pursued and instead Kavsar shall refund within ninety (90) days including interest since inception after BDO has given its statement to DWM, US$ 8 million, being the amount DWM has already paid less the US$ 2 million penalty for the Seller's expenses, to satisfy its obligations under Article 3.4 of the SPA.

2. Effective January 1, 2014, Kavsar and DWM shall be eligible to profits and dividends in accordance to their equity share in EPA.

3. This Agreement shall be governed by the laws of Austria, and any dispute if not resolved amicably shall be resolved via international arbitration under the Rules of International Chamber of Commerce. Venue of arbitration shall be Vienna, Austria.

IN WITNESS WHEREOF this Agreement has been signed by the parties (or their duly authorised representatives) effective as of September 27, 2013.

March 3, 2014

KAVSAR GENERAL TRADING FZE

/s/ Khurshed Nozimov

Name: Khurshed Nozimov

Title: General Manager

P O Box 51393
Hamriyh Free Zone
Sharjah-U.A.E
KAVSAR GENERAL TRADING FZE

DWM PETROLEUM AG

/s/ Dr. Werner Ladwein

Name: Dr. Werner Ladwein

Title: Director

DWM PETROLEUM AG

/s/ Peter-Mark Vogel

Name: Peter-Mark Vogel

Title: Director

SCHEDULE A

Interests of EPA and PS

A. EPA currently holds 57.42% interests in Petroleum Sugd ("PS"), a joint venture company incorporated under the laws of Tajikistan.
B. PS owns 100% interests in in several producing oilfields and acreage under application onshore Tajikistan and related assets, including following existing oil fields:
   - Airitan Field
   - Kanibadam and North Kanibadam Fields
   - Niazbek and North Karachicum Field
   - Obi Shifo and North Karatau Fields
   - Ravat Field
   - SelRoho Field
   - Mahram Field
   - Madaniyat Field
C. On 17 July 2012, Ministry of Energy and Industry of the Republic of Tajikistan has issued following new licences to PS in respect of above listed oil and gas fields, essentially re-issuing Licences(i.e. LICENSING AGREEMENTS) and also valid until 20 December 2022:

   Licence No 0003804 for Prospection and Exploration of oil and gas.
   Licence No 0003805 for Operation of oil and gas fields.
   Licence No 0003807 for Production (extraction) of oil and gas.

D. On May 29, 2013, Head department of geology under the Government of the Republic of Tajikistan has issued to PS, following Geological Allotments on the basis of the License series ВЭС № 0003804 dated July 17, 2012, also in respect of the above listed oil and gas fields:

   a. Geological allotment for survey and exploration of energy resources (gas, oil) on the oil and gas deposit Mahram located in Konibodom district with total area of 47,22 sq. km.;
   b. Geological allotment for survey and exploration of energy resources (gas, oil) on the oil and gas deposit Madaniyat, Northern Karatau, Obi-Shifo, Sel-Roho and Airitan located in Isfara city and Konibodom district with total area of 90,87 sq. km.;
   c. Geological allotment for survey and exploration of energy resources (gas, oil) on the oil and gas deposit Niyozbek located in Konibodom district with total area of 51,66 sq. km.;
   d. Geological allotment for survey and exploration of energy resources (gas, oil) on the oil and gas deposit Ravat, Konibodom and Northern Konibodom located in Isfara city and Konibodom district with total area of 59,80 sq. km.

SCHEDULE B

Independent Legal Opinion Obtained By EPA